Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
ORMAT TECHNOLOGIES REPORTS RECORD 2009 YEAR END AND FOURTH QUARTER
RESULTS
Annual net income increased to $68.6 million
Annual revenue increased 20.4% to $415.2 million
Q4 2008 and full year 2008 restated
RENO, Nevada, February 24, 2010 — Ormat Technologies, Inc. (NYSE: ORA) today announced results for the fourth quarter and full year ended December 31, 2009. Highlights of the Company performance include.
•	Revenues increased 20.4% for the year to $415.2 million and remained consistent with the fourth quarter of 2008.

•	Annual net income increased to $68.6 million and fourth quarter net income increased to $16.1 million (in each case, after giving effect to the restatement described below).

•	Earnings per share (diluted) increased to $1.51 per share of common stock for the year and to $0.35 per share of common stock in the quarter (in each case, after giving effect to the restatement described below).

•	Total generation increased by 14% to 3.4 million MWh during 2009.

•	The Product Segment backlog as of today is approximately $90 million.
Commenting on the annual results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “Ormat reported record revenues for the year and Product Segment revenue was exceptionally strong during 2009. While we do not expect revenues and corresponding margins in the Product Segment to continue at this level in 2010, the improving global economy combined with funding and regulatory benefits in the United States should contribute to our future revenues in this segment.
We had success in improving the performance of our existing power plants. Generation in our Electricity Segment increased year-over-year by 14% from improved performance of existing power plants and new power plants that came on-line in 2009. Revenue for the segment was stable even when taking into account that the Puna power plant experienced lower availability due to maintenance related issues.

We are in varying stages of exploration and development on land where we have been acquiring rights to use the geothermal resource over the past few years. Results from several sites are encouraging and should yield several commercial projects over the next few years. Closing of the purchase of the Hot Sulphur Springs (“HSS”) project is expected by the end of the first quarter 2010. This acquisition includes a project in an advanced stage of development and is expected to come online in 2012 and sell its output under a long-term PPA that we recently signed with NV Energy.”
2008 Restatement
Through the third quarter of 2009, we accounted for exploration and development costs using an accounting method that is analogous to the full cost method used in the oil and gas industry. Under that method, we capitalized costs incurred in connection with the exploration and development of geothermal resources on an “area-of-interest” basis. Each area of interest included a number of potential projects in the state of Nevada that were planned to be operated together with the same operation and maintenance team. Impairment tests were performed on an area-of-interest basis rather than at a single site. Under this methodology, costs associated with projects that we have determined are not economically feasible remained capitalized as long as the area-of-interest was not subject to impairment.
Following a periodic review performed by the Securities and Exchange Commission (“SEC”) Staff, we concluded that this accounting treatment was inappropriate in certain respects. Accordingly, on February 23, 2010, our Audit Committee and Board of Directors, based on management recommendations, concluded that our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 require restatement and should no longer be relied upon.
The impact of the restatement is a decrease of approximately $6.2 million in net income (or $0.14 per share) during the year end and the fourth quarter ended December 31, 2008. This decrease represents a reduction of 12.6% from our originally reported net income of $49.5 million in 2008 and a reduction of 53.6% from our originally reported net income of $11.6 million in the fourth quarter of 2008. The Company is filing a Report on Form 8-K and intends to effect the above mentioned restatement in its annual report on Form 10-K for the year ended December 31, 2009. The Company also plans to revise its financial statements as of and for the three and nine months ended September 30, 2009 to reduce net income by approximately $1.5 million (or $0.03 per share). In connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2009, the Company will revise the third quarter unaudited financial information included in the notes to the financial statements to reflect the expensing of such costs in that interim period.
Annual Results
For the year ended December 31, 2009, total revenues were $415.2 million, an increase of 20.4% from $344.8 million for the year ended December 31, 2008, consisting of a 72.2% increase in Product Segment revenues and a 1.4% increase in Electricity Segment revenues.
Net income for the year ended December 31, 2009 was $68.6 million, or $1.51 per share of common stock (diluted), compared to $43.3 million, or $0.98 per share of common stock (diluted), for the year ended December 31, 2008 (as restated), which represents an increase of 58.4% in net income. The increase in net income is primarily attributable to our Product Segment and to a $13.3 million gain from the extinguishment of a liability associated with the sale of equity interests in OPC LLC, as a result of our acquisition of Class B membership units from Lehman Brothers.
Electricity revenues for the year ended December 31, 2009 were $255.9 million, an increase of 1.4% from $252.3 million for the year ended December 31, 2008. Revenues in our Electricity Segment in the year ended December 31, 2009 were impacted by a decline in the average revenue rate from $86 to $76 per MWh due to the effect of lower oil prices on the Puna power plant’s energy rates, as well as a decline in production due to the enhancement and repair of the geothermal well field which we are undertaking to increase availability at the plant.

Revenues from the Product Segment for the year ended December 31, 2009 were $159.4 million, compared to $92.6 million for the year ended December 31, 2008, an increase of 72.2%. The increase in product sales was primarily attributable to engineering, procurement and construction (EPC) contracts for the construction of three large binary geothermal projects in Nevada, New Zealand and Costa Rica.
For the year ended December 31, 2009, the Company’s gross margin was 29.5%, compared to 29.6% for the year ended December 31, 2008. Operating income for the year ended December 31, 2009 was $68.8 million, compared to $50.8 million for the year ended December 31, 2008 (as restated), an increase of 35.4%. The increase in operating income is primarily attributable to an increase in revenues and gross margin of our Product Segment.
Adjusted EBITDA for the year ended December 31, 2009 increased to $167.0 million compared to $121.9 million for the year ended December 31, 2008 (as restated). Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, we changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
Cash and cash equivalents as of December 31, 2009 increased to $46.3 million from $34.4 million as of December 31, 2008. In addition, as of December 31, 2009, we have available committed lines of credit with commercial banks aggregating $362.5 million, of which $175.0 million is unused.
On February 23, 2010, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.12 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on March 25, 2010, to shareholders of record as of the close of business on March 16, 2010. The Company expects to pay a dividend of $0.05 per share in the next three quarters.
Commenting on the outlook for 2010, Ms. Bronicki said, “We expect our 2010 Electricity Segment revenues to be between $275 million and $285 million. We also expect an additional $9 million of revenues from our share of electricity revenue generated by a subsidiary, which is accounted for under the equity method. With regard to our Product Segment, we expect that our 2010 revenues will be between $75 million and $85 million.”
Fourth Quarter Results
For the fourth quarter of 2009, total revenues were $95.3 million, consistent with the fourth quarter of 2008. Net income for the quarter was $16.1 million, or $0.35 per share of common stock (diluted), compared to $5.4 million, or $0.12 per share of common stock (basic and diluted) for the same quarter last year (as restated).
Revenues attributable to our Electricity Segment for the fourth quarter of 2009 were $63.9 million, an increase of 2.9%, compared to $62.1 million for the same quarter last year. Product Segment revenues for the fourth quarter of 2009 were $31.4 million, a decrease of 6.1%, compared to $33.4 million for the same quarter last year.

Adjusted EBITDA for the fourth quarter of 2009 increased to $41.8 million compared to $20.1 million in the same quarter last year (as restated). Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, we changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release from 10:00 a.m. to 12:00 p.m. U.S. EST today, Wednesday, February 24, 2010. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 1:00 pm EST on February 24, 2010 through 11:59 p.m. EST, March 3, 2010. Please call: (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter the code 53390852.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, North Brawley, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III and in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
###

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Twelve-Month Periods Ended December 31, 2009 and 2008
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008 (As Restated)(1)		2009	2008 (As Restated)(1)
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Revenues:
Electricity	$63,940	$62,126		$255,855	$252,256
Product	31,352	33,373		159,389	92,577

Total revenues	95,292	95,499		415,244	344,833

Cost of revenues:
Electricity	46,920	45,129		180,156	170,053
Product	25,185	25,271		112,450	72,755

Total cost of revenues	72,105	70,400		292,606	242,808

Gross margin	23,187	25,099		122,638	102,025

Operating expenses:
Research and development expenses	3,351	1,220		10,502	4,595
Selling and marketing expenses	3,675	2,699		14,584	10,885
General and administrative expenses	6,858	6,399		26,412	25,938
Write-off of unsuccessful exploration activities	—	9,828	(2)	2,367	9,828	(2)

Operating income	9,303	4,953	(2)	68,773	50,779	(2)

Other income (expense):
Interest income	54	383		639	3,118
Interest expense, net	(4,178)	(2,291)		(16,241)	(14,945)
Foreign currency translation and transaction gains (losses)	(222)	(5,151)		1,107	(7,721)
Impairment of auction rate securities	—	(1,822)		(279)	(4,195)
Income attributable to sale of tax benefits	3,112	4,959		15,515	18,118
Gain from extinguishment of liability	13,348	—		13,348	—
Other non-operating income (expense), net	(446)	443		479	771

Income before income taxes and equity in income of investees	20,971	1,474	(2)	83,341	45,925	(2)

Income tax benefit (provision)	(5,485)	3,513	(2)	(16,924)	(4,358)	(2)
Equity in income of investees, net	640	406		2,136	1,725

Net income	16,126	5,393	(2)	68,553	43,292	(2)
Net loss attributable to noncontrolling interest	62	79		298	316

Net income attributable to the Company’s stockholders	$16,188	$5,472	(2)	$68,851	$43,608	(2)

Earnings per share attributable to the Company’s stockholders:
Basic	$0.36	$0.12	(2)	$1.52	$0.99	(2)

Diluted	$0.35	$0.12	(2)	$1.51	$0.98	(2)

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,426	45,347		45,391	44,182

Diluted	45,623	45,423		45,533	44,298

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of December 31, 2009 and December 31, 2008
(Unaudited)

	December 31,
	2009	2008 (As Restated) (1)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$46,307	$34,393
Restricted cash, cash equivalents and marketable securities	40,955	24,439
Receivables:
Trade	53,423	49,839
Related entities	441	338
Other	7,884	15,654
Due from Parent	422	1,085
Inventories	15,486	13,724
Costs and estimated earnings in excess of billings on uncompleted contracts	14,640	6,982
Deferred income taxes	3,617	3,003
Prepaid expenses and other	12,080	16,222

Total current assets	195,255	165,679
Long-term marketable securities	652	1,994
Restricted cash, cash equivalents and marketable securities	2,512	2,951
Unconsolidated investments	35,527	30,559
Deposits and other	18,314	16,876
Deferred income taxes	22,532	13,965
Property, plant and equipment, net	998,693	940,635
Construction-in-process	518,595	394,224	(2)
Deferred financing and lease costs, net	20,940	19,240
Intangible assets	41,981	44,853

Total assets	$1,855,001	$1,630,976	(2)

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$73,993	$103,336
Billings in excess of costs and estimated earnings on uncompleted contracts	3,351	15,670
Current portion of long-term debt:
Limited and non-recourse	19,191	6,676
Full recourse	12,823	—
Senior secured notes (non-recourse)	20,227	20,085
Due to Parent, including current portion of notes payable to Parent	10,018	16,616

Total current liabilities	139,603	162,383
Long-term debt, net of current portion:
Limited and non-recourse	129,152	7,814
Full recourse	77,177	—
Revolving credit lines with banks (full recourse)	134,000	100,000
Senior secured notes (non-recourse)	231,872	252,060
Notes payable to Parent	—	9,600
Liability associated with sale of equity interests	73,246	113,327
Deferred lease income	72,867	74,427
Deferred income taxes	44,530	29,627	(2)
Liability for unrecognized tax benefits	4,931	3,425
Liabilities for severance pay	18,332	17,640
Asset retirement obligation	14,238	13,438
Other long-term liabilities	3,358	—

Total liabilities	943,306	783,741	(2)

Equity:
The Company’s stockholders’ equity:
Common stock	46	45
Additional paid-in capital	709,354	701,273
Retained earnings	196,950	138,241	(2)
Accumulated other comprehensive income	622	645

	906,972	840,204	(2)
Noncontrolling interest	4,723	7,031

Total equity	911,695	847,235	(2)

Total liabilities and equity	$1,855,001	$1,630,976	(2)

(1)	Amounts have been reclassified to reflect the implementation of the new accounting guidance for noncontrolling interests in consolidated financial statements.

(2)	As described above, the 2008 financial statements have been restated to write-off unsuccessful exploration and development costs for sites where we determined not to pursue further development during 2008.
The effect of the restatement on our results of operations for the three-months period and the year ended December 31, 2008 and the balance sheet as of December 31, 2008 is as follows:
Consolidated Statements of Operations:

	Three Months Ended December 31, 2008
			As Restated
			Before
			Application of	Application of
	As Originally	Restatement	New Accounting	New Accounting
	Reported	Adjustment	Standard	Standard (1)	As Restated
	(In thousands)
Write-off of unsuccessful exploration activities	$—	$(9,828)	$(9,828)	$—	$(9,828)

Operating income	14,781	(9,828)	4,953	—	4,953

Other income (expense):
Interest income	383	—	383	—	383
Interest expense, net	(348)	—	(348)	(1,943)	(2,291)
Foreign currency translation and transaction losses	(5,151)	—	(5,151)	—	(5,151)
Income attributable to sale of equity interests	—	—	—	4,959	4,959
Other non-operating expense, net	(1,379)	—	(1,379)	—	(1,379)

Income before income taxes and equity in income of investees	8,286	(9,828)	(1,542)	3,016	1,474
Income tax benefit (provision)	(91)	3,604	3,513	—	3,513
Minority interest	3,095	—	3,095	(3,095)	—
Equity in income of investees, net	406	—	406	—	406

Net income	11,696	(6,224)	5,472	(79)	5,393
Net loss attributable to noncontrolling interest	—	—	—	79	79

Net income attributable to the Company’s stockholders	$11,696	$(6,224)	$5,472	$—	$5,472

	Year Ended December 31, 2008
			As Restated
			Before
			Application of	Application of
	As Originally	Restatement	New Accounting	New Accounting
	Reported	Adjustment	Standard	Standard (1)	As Restated
	(In thousands)
Write-off of unsuccessful exploration activities	$—	$(9,828)	$(9,828)	$—	$(9,828)

Operating income	60,607	(9,828)	50,779	—	50,779

Other income (expense):
Interest income	3,118	—	3,118	—	3,118
Interest expense, net	(7,677)	—	(7,677)	(7,268)	(14,945)
Foreign currency translation and transaction losses	(7,721)	—	(7,721)	—	(7,721)
Income attributable to sale of equity interests	—	—	—	18,118	18,118
Other non-operating expense, net	(3,424)	—	(3,424)	—	(3,424)

Income before income taxes and equity in income of investees	44,903	(9,828)	35,075	10,850	45,925
Income tax provision	(7,962)	3,604	(4,358)	—	(4,358)
Minority interest	11,166	—	11,166	(11,166)	—
Equity in income of investees, net	1,725	—	1,725	—	1,725

Net income	49,832	(6,224)	43,608	(316)	43,292
Net loss attributable to noncontrolling interest	—	—	—	316	316

Net income attributable to the Company’s stockholders	$49,832	$(6,224)	$43,608	$—	$43,608

Consolidated Balance Sheet

	December 31, 2008
				As Restated
				Before
				Application of	Application of
	As Originally		Restatement	New Accounting	New Accounting
	Reported		Adjustment	Standard	Standard (1)	As Restated
	(In thousands)
Assets
Construction-in-process	$404,052	(2)	$(9,828)	$394,224	$—	$394,224
Deferred financing and lease costs, net	16,127		—	16,127	3,113	19,240

Total assets	$1,637,691		$(9,828)	$1,627,863	$3,113	$1,630,976

Liabilities and equity

Liability associated with sale of equity interests	$—		$—	$—	$113,327	$113,327
Deferred income taxes	33,231		(3,604)	29,627	—	29,627

Total liabilities	674,018		(3,604)	670,414	113,327	783,741

Minority interest	117,245		—	117,245	(117,245)	—

Equity:
The Company’s stockholders’ equity:
Common stock	45		—	45	—	45
Additional paid-in equity	701,273		—	701,273	—	701,273
Retained earnings	144,465		(6,224)	138,241	—	138,241
Accumulated other comprehensive income	645		—	645	—	645

	846,428		(6,224)	840,204	—	840,204
Noncontrolling interest	—		—	—	7,031	7,031

Total equity	846,428		(6,224)	840,204	7,031	847,235

Total liabilities and equity	$1,637,691		$(9,828)	$1,627,863	$3,113	$1,630,976

(1)	We adopted the new accounting guidance for noncontrolling interests in a subsidiary on January 1, 2009.

(2)	Reflects a reclassification of $17.2 million of up-front bonus lease costs from property, plant and equipment to construction-in-process as of December 31, 2008.

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and twelve-month periods ended December 31 2009, and 2008 (after giving effect to the restatement):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008 (As Restated)	2009	2008 (As Restated)
	(in thousands)
Net cash provided by operating activities	$33,076	$27,052	$110,772	$116,949
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	3,422	1,849	13,623	13,590
Interest income	(54)	(383)	(639)	(3,118)
Income tax provision (benefit)	5,485	(3,513)	16,924	4,358
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	(1,132)	(5,849)	22,392	(13,529)

EBITDA	40,797	19,156	163,072	118,250
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	1,048	900	3,891	3,636

Adjusted EBITDA	$41,845	$20,056	$166,963	$121,886

Net cash used in investing activities	$(37,155)	$(95,289)	$(286,036)	$(398,991)

Net cash provided by financing activities	$30,117	$64,565	$187,036	$269,286

We previously calculated EBITDA to exclude equity income of investees and other non-operating expense (income) and adjusted EBITDA to exclude other non-operating expense (income). In addition, we now reconcile EBITDA and adjusted EBITDA to our net cash provided by operating activities for each of the periods shown, rather than net income amounts we have used for reconciliation in prior periods. Accordingly, the information in the tables below is not directly comparable to similar reconciliation information we have reported for prior periods not reflected in the tables below. The change in the way we now calculate EBITDA and adjusted EBITDA results in higher EBITDA and adjusted EBITDA for each of the periods shown above than we would have reported using our prior method for calculating EBITDA and adjusted EBITDA. The following table shows, for each period reported above, the differences in our reported EBITDA and adjusted EBITDA resulting from the change in our method for computing these amounts.

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008 (As Restated)		2009	2008 (As Restated)
	(in thousands)
EBITDA, as previously calculated, giving effect to the restatement	$37,916	$20,321	(1)	$144,114	$109,552	(1)
Adjusted for inclusion:
Equity in income of investees	640	406		2,136	1,725
Other non-operating income (expense)	2,241	(1,571)		16,822	6,973

EBITDA, as currently calculated	$40,797	$19,156		$163,072	$118,250

Adjusted EBITDA, as previously calculated, giving effect to the restatement	$39,604	$21,627	(1)	$150,141	$114,913	(1)
Adjusted for inclusion:
Equity in Mammoth-Pacific L.P
Other non-operating income (expense)	2,241	(1,571)		16,822	6,973

Adjusted EBITDA, as currently calculated	$41,845	$20,056		$166,963	$121,886

(1)	As a result of the restatement, previously reported EBITDA and Adjusted EBITDA decreased by $9,828,000.
This comparative non-GAAP information is provided to assist investors in evaluating the impact of the change in the way we calculate these amounts in performing their financial analysis of our operations for the periods presented. This information should not be considered in isolation or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP or other non-GAAP financial measures.